EXHIBIT 99.1

ECHO (SM)

FOR  IMMEDIATE  RELEASE

              ELECTRONIC CLEARING HOUSE, INC. ANNOUNCES SETTLEMENT
        OF LITIGATION WITH PREMIERE LIFESTYLES INTERNATIONAL CORPORATION

AGOURA HILLS, CALIFORNIA, MARCH 11, 2002 - Electronic Clearing House, Inc. (NASDAQ: ECHO) announced today that it has settled all claims arising from litigation known as Premiere Lifestyles International Corporation v. Electronic Clearing House, Inc. This litigation previously has been reported in the Company's public filings and press releases. Its settlement now avoids continued management time and costly litigation. Joel M. Barry, ECHO's CEO, stated that "the Company was extremely reluctant to settle the lawsuit but given the judge's encouragement to both parties to settle the matter and the potentially large legal costs connected with any appeal to a higher court, we concluded that a settlement was in the best interest of the Company, including its shareholders and employees. With the distraction of the litigation gone, management can now focus its full attention on the Company's ongoing business strategies, growth and customers."

In the settlement approved by ECHO's Board of Directors, the Company made a one-time cash payment of $1,200,000 to Premiere and will execute a long-term promissory note secured by the Company's office building in favor of Premiere for an additional $1,300,000, payable over 15 years, with an interest rate of 8%. The Company made no admission of liability as part of this settlement. Mr. Barry reported that "management believes that the Company continues to have a solid balance sheet despite the costs associated with the settlement."

About ECHO:
----------
Electronic Clearing House, Inc. provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking. Customers include over 60,000 retail merchants and U-Haul dealers across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts re forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Media  Contact:
---------------
Donna  Rehman,  Corporate  Secretary        Crocker Coulson, Partner
818-706-8999, ext. 3033                     Coffin Communications Group
Electronic  Clearing  House,  Inc.          818-789-0100
Agoura  Hills,  Calif.                      E-MAIL: crocker.coulson@coffincg.com
                                                    ----------------------------
URL:http://www.echo-inc.com
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E-MAIL:  corp@ECHO-inc.com
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